Exhibit 99.1

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

DATE:	January 27, 2006

TO:	Ken Dahlberg, Chairman of the Board and Chief Executive Officer

FROM:	Duane Andrews, Chief Operating Officer

RE:	Resignation as Director and Retirement as Chief Operating Officer and Employee of SAIC

After nine years of service as a director and thirteen years of service as an executive officer and employee of the Company, I have decided that it is now time for me to retire. Effective immediately, I hereby resign as a director of SAIC and all the subsidiaries of SAIC on whose boards I serve. In addition, to assist you in transitioning my responsibilities as I approach my retirement, I will continue to support you as Chief Operating Officer until February 24, 2006, at which time I will begin using my accumulated vacation through April 15, 2006. On April 16, 2006, I will officially commence my retirement as an SAIC employee. This letter constitutes my resignation as Chief Operating Officer effective February 24, 2006 and as an employee as of April 15, 2006. I understand that I will not receive a bonus with respect to FY06 as a result of my change in status.

Please feel free to call me if you would like to discuss my retirement and the best way to effect the orderly transition of my responsibilities.

10260 Campus Point Drive, MS F3, San Diego, CA 92121 (858) 826-6670 (direct)